Exhibit 99.1

[The South Financial Group, Inc. Logo Omitted]
                                                           102 South Main Street
                                                           Greenville, SC  29601
                                                                    864.255.4919
NEWS RELEASE
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DATE:             November 1, 2002

RELEASE TIME:     Immediate

             THE SOUTH FINANCIAL GROUP COMPLETES PURCHASE AGREEMENT
                           WITH ROCK HILL BANK & TRUST

GREENVILLE, SC - The South Financial Group, Inc. (Nasdaq/NM: TSFG; www.thesouthgroup.com) announced that Carolina First Bank, its wholly-owned banking subsidiary, had completed the acquisition of substantially all the assets and all the deposits of Rock Hill Bank & Trust, effective October 31, 2002. Rock Hill Bank & Trust is the wholly-owned banking subsidiary of RHBT Financial Corporation. In this transaction, The South Financial Group issued Rock Hill Bank & Trust 430,017 shares of TSFG common stock, plus agreed to pay a cash earnout essentially equal to 30% of the net improvement in the aggregate charge-offs and reserves in the entire designated loan pool and 50% of net amounts recovered under RHBT Financial's blanket bond insurance policy with respect to such loans.

Rock Hill Bank & Trust operated three branches in York County, including two in Rock Hill and one in Fort Mill, South Carolina. The completion of this transaction provided Carolina First Bank with approximately $186 million in deposits and increases Carolina First Bank's York County presence to four offices with the third largest market share, or approximately 15% of the market. The systems conversion has been completed, and the former Rock Hill Bank & Trust offices now operate as branches of Carolina First Bank.

The South Financial Group, headquartered in Greenville, South Carolina, is a financial services company with $7.1 billion in total assets and 109 branch offices in South Carolina, Florida, and North Carolina. It operates two subsidiary banks: Carolina First Bank and Mercantile Bank. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina, North Carolina, and on the internet under the brand name, Bank CaroLine. Mercantile Bank operates in Florida, principally in the Jacksonville, Orlando, and Tampa Bay markets. The South Financial Group's common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group's web site: www.thesouthgroup.com.

CONTACTS:
         William S. Hummers III, Executive Vice President, (864) 255-7913 Mary M. Gentry, Treasurer, (864) 255-4919

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